QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

        This Mutual Release and Settlement Agreement (this "Agreement") is entered into as of March 22, 2002 (the "Effective Date"), by and between ASPEON, INC., a Delaware corporation (the "Company"), ASPEON SOLUTIONS, INC., a Delaware corporation and a wholly-owned subsidiary of the Company ("Aspeon Solutions"), and CASTLE CREEK TECHNOLOGY PARTNERS LLC, a Delaware limited liability company ("Castle").

RECITALS

        A.    Castle purchased from Marshall Capital Management, Inc. ("Marshall"), and now is the record holder of, (i) 9,850 shares (the "Shares") of the Company's Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock"), which Series A Preferred Stock is subject to the rights, preferences and privileges contained in the Company's Certificate of Designations, Preferences and Rights relating to the Series A Convertible Exchangeable Preferred Stock (the "Certificate of Designation"), (ii) a warrant to purchase 583,334 shares of common stock of the Company (the "Company Warrant") and (iii) a warrant to purchase 1,250,000 shares of common stock of Aspeon Solutions (the "Aspeon Solutions Warrant"). In connection with such purchase, Marshall claims that it assigned to Castle its rights under (a) the Securities Purchase Agreement dated as of March 7, 2000 (the "Securities Purchase Agreement") pursuant to which the Company sold to Marshall, and Marshall purchased from the Company, shares of Series A Preferred Stock and (b) the Registration Rights Agreement dated as of March 7, 2000 (the "Registration Rights Agreement") pursuant to which Marshall was granted certain registration rights under the Securities Act of 1933, as amended, and under applicable state securities laws. The Securities Purchase Agreement, the Company Warrant, Aspeon Solutions Warrant and Registration Rights Agreement are collectively referred to as the "Transaction Documents."

        B.    Castle has alleged that the Company is in default under certain provisions of the Transaction Documents (the "Defaults"). Castle has agreed to waive any such Defaults, on the terms and subject to the conditions hereof.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

        1.    Cancellation of Stock and Transaction Documents; Closing.    Effective upon the delivery of the Consideration (as defined below) by the Company and Aspeon Solutions to Castle (the "Closing"), the Shares and the Transaction Documents shall be cancelled and of no further force or effect and Castle hereby waives any and all rights it has under the Transaction Document and the Shares. At the Closing, Castle agrees to deliver to the Company and Aspeon Solutions an executed copy of the Stock Assignment Separate From Certificate in the form attached hereto as Exhibit A. The Closing is contemplated to take place on March 25, 2002, or as soon thereafter as agreed to by the Company, Aspeon Solutions and Castle.

        2.    Consideration.    In consideration of the cancellation of the Shares and the Transaction Documents, Castle's waiver of any and all rights it has under the Transaction Documents and the Shares and the general release of Castle provided herein, the Company and Aspeon Solutions shall pay or cause to be paid to, or deliver to, Castle at the Closing $447,500 by a wire transfer of immediately available funds.

        3.    General Release by the Company and Aspeon Solutions.    Effective at the time of the Closing, other than the express duties and obligations created by this Agreement, the Company and Aspeon Solutions, on behalf of themselves, their agents, legal representatives, affiliates, successors, predecessors and assigns, fully and completely release and discharge Castle, and its corporations, trusts, officers, directors, employees, agents, attorneys, representatives, shareholders, successors, predecessors and assigns, and any of their respective past, present, successor and future corporations, officers, directors, employees, agents, representatives, attorneys, successors, predecessors, assigns and affiliates (collectively, the "Castle Released Parties"), from any and all claims, causes of action, demands or liability of any and every character, known or unknown, contingent or matured, that they may have had to the Castle Released Parties that have occurred on or before the date of the Closing, including without limitation, any claims directly or indirectly related to the Transaction Documents, the Shares or the Defaults. Effective at the time of the Closing, the Company and Aspeon Solutions agree not to initiate a lawsuit or bring a claim against any of the Castle Released Parties, in any court, or otherwise, relating to the Transaction Documents, the Shares or the Defaults or relating to any other relationship between them (other than this Agreement), including, but not limited to, any claim under any common law, whether in law or equity, or federal, state or local statute, ordinance or rule of law.

        4.    General Release by Castle.    Effective at the time of the Closing, other than the express duties and obligations created by this Agreement, Castle, on behalf of itself, its agents, legal representatives, affiliates (including, without limitation, Castle Creek Partners, LLC), successors, predecessors and assigns, fully and completely releases and discharges the Company and Aspeon Solutions, and their corporations, trusts, officers, directors, employees, agents, attorneys, representatives, shareholders, successors, predecessors and assigns, and any of their respective past, present, successor and future corporations, officers, directors, employees, agents, representatives, attorneys, successors, predecessors, assigns and affiliates (collectively, the "Aspeon Released Parties"), from any and all claims, causes of action, demands or liability of any and every character, known or unknown, contingent or matured, that they may have had to the Aspeon Released Parties that have occurred on or before the date of the Closing, including without limitation, any claims directly or indirectly related to the Transaction Documents, the Shares or the Defaults. Effective at the time of the Closing, Castle agrees, on behalf of itself and its affiliates (including, without limitation, Castle Creek Partners, LLC) not to initiate a lawsuit or bring a claim against any of the Aspeon Released Parties, in any court, or otherwise, relating to the Transaction Documents, the Shares or the Defaults or relating to any other relationship between them (other than this Agreement), including, but not limited to, any claim under any common law, whether in law or equity, or federal, state or local statute, ordinance or rule of law.

        5.    Waiver of California Civil Code Section 1542.    Section 1542 of the California Civil Code provides as follows:

  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        Effective at the time of the Closing, Castle, on the one hand, and the Company and Aspeon Solutions, on the other hand, on behalf of themselves and their agents, legal representatives, affiliates (including, without limitation, Castle Creek Partners, LLC), successors, predecessors and assigns, acknowledge that any claims they may have against the other are fully settled and compromised by this Agreement, and they expressly waive all rights under Section 1542 of the California Civil Code insofar as it would otherwise apply to the general releases given in paragraphs 3 and 4 above.

        6.    Covenant Regarding Assignment.    The parties hereto, and each of them, represent and warrant to each other that each is the sole and lawful owner of all right, title and interest in and to every claim and other matter which each purports to release herein, and that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, association, corporation or other entity, any right, title or interest in any such claim or other matter. In the event that such representation is false, and any such claim or matter is asserted against any party released hereunder (and/or the successor of such party) by any party or entity who is the assignee or transferee of such claim or matter, then the party hereto who assigned or transferred such claim or matter shall fully indemnify, defend and hold harmless the party against whom such claim or matter is asserted (and its successors) from and against such claim or matter and from all actual costs, fees, expenses, liabilities and damages which that party (and/or its successors) incurs as a result of the assertion of such claim or matter.

        7.    Attorneys' Fees and Costs.    The parties hereto each agree to bear their own costs and attorneys' fees in connection with this Agreement. Notwithstanding this provision, however, if any action or arbitration is brought for the enforcement or interpretation of this Agreement, or in connection with any dispute arising out of it or the claims that are the subject of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs in that action in addition to any other relief to which the prevailing party or parties may be entitled, whether or not such action proceeds to final judgment.

        8.    Governing Law.    The validity, construction, interpretation, performance and enforcement of this Agreement, and all disputes arising out of this Agreement, shall be governed by Delaware law, without giving effect to the conflict of laws principles thereof.

        9.    Integration Clause.    This Agreement constitutes and embodies the full and final agreement and understanding between the parties hereto, and supersede all prior agreements, understandings, negotiations, representations and discussions. The parties hereto acknowledge that there are no representations, promises, warranties, conditions or obligations of the parties hereto concerning the Defaults or Transaction Documents not contained herein, and that they have not executed this Agreement in reliance on any representation, promise, warranty, condition, or obligation not contained herein.

        10.    Construction.    Each party to this Agreement and their respective counsel have taken part in the drafting and preparation of this Agreement, and therefore any ambiguity or uncertainty in this Agreement shall not be construed against any party to it. To ensure this Agreement is not construed against any party, Castle, the Company and Aspeon Solutions expressly agree that any common law or statutory provision providing that an ambiguous or uncertain term will be construed against the drafting party is waived and shall not apply to the construction of this Agreement.

        11.    No Oral Modifications.    This Agreement may only be further modified, amended or supplemented by a subsequent writing executed by each of the parties hereto.

        12.    Authority to Execute.    Each person whose signature appears on this Agreement warrants and guarantees that he or she has been duly authorized and has full authority to execute this Agreement on behalf of the entity for which his or her signature appears.

        13.    Voluntary Execution.    Each of Castle, the Company and Aspeon Solutions acknowledges that it has executed this Agreement voluntarily and without any duress or undue influence. Each of Castle, the Company and Aspeon Solutions further acknowledges that it has: (1) had the opportunity to be represented and advised by counsel of its own choice in connection with the negotiation and execution of this Agreement; (2) read this entire Agreement; (3) had the opportunity to have this Agreement explained to it by counsel of its choice; and (4) executed this Agreement solely on the basis of advice of its own counsel of choice and on the basis of its own independent investigation of the facts, laws and circumstances material to this Agreement.

        14.    Arbitration.    With the exception of any matter involving a request for injunctive relief, the parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before J.A.M.S./Endispute in Orange County, California or Chicago, Illinois before an arbitrator to be agreed to by the parties or appointed by J.A.M.S./Endispute in the event of non-agreement. Provisional remedies may be ordered by the arbitrator or an appropriate court in Orange County, California, or Chicago, Illinois (and the parties each hereby irrevocably submits to the non-exclusive jurisdiction thereof, and waives any claim of venue or inconvenient forum with respect thereto). The arbitration shall be conducted pursuant to the arbitration rules of J.A.M.S./Endispute then in effect. Following the time period for any notice that may be required to be given under paragraph 16 of this Agreement, either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with J.A.M.S./Endispute or such other arbitrator, with a copy to the other party. The parties covenant that they shall participate in the arbitration in good faith, and that they shall share equally in advancing its fees and costs. The provisions of this Section 14 may be enforced by any court of competent jurisdiction, and the prevailing party(s) shall be entitled to an award of all costs, fees and expenses, including the arbitrator's fees and costs and attorneys' fees and costs, to be paid by the non-prevailing party.

        15.    No Admission of Liability.    Each of the parties understands and agrees that this Agreement is a compromise and settlement of disputed claims and that this Agreement shall not be construed as an admission of liability by any party.

        16.    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of receipt, if delivered personally or if sent by registered or certified mail, postage prepaid, return receipt requested or (b) the first business day following deposit of the notice or communication for delivery by a nationally recognized overnight courier service, or (c) on the date of delivery (or if not a business day, on the next immediate business day) if sent via verifiable facsimile, as follows:

If to Castle:	Castle Creek Technology Partners LLC 111 West Jackson Blvd. Suite 2020 Chicago, Illinois 60604 Facsimile: (312) 499-6999 Attn: Tom Frei
With a copy to:	Duval & Stachenfeld LLP 300 East 42nd Street 3rd Floor New York, NY 10017 Attn: Robert L. Mazzeo Facsimile: (212) 883-8883
If to the Company or Aspeon Solutions:	Aspeon, Inc. or Aspeon Solutions, Inc. 16832 Red Hill Irvine, California 92606 Attention: President Facsimile: (949) 440-8087
with a copy to:	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, California 92626 Attention: Ralph H. Winter Facsimile: (714) 979-1921

        Such addresses may be changed by either party by notice to the other parties pursuant to the notice methods above.

        17.    Further Documents.    The parties agree to execute any and all documents that may be reasonably necessary to effectuate the terms of this Agreement.

        18.    Severability and Miscellaneous.    The provisions of this Agreement shall be considered severable, such that if any provision or part of this Agreement is adjudicated to be invalid, it shall not affect the validity or enforceability of any remaining provisions or parts of this Agreement. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ASPEON, INC.
/s/ Bob Nichols Title: President, CFO
ASPEON SOLUTIONS, INC.
/s/ Richard Stack Title: Director
CASTLE CREEK TECHNOLOGY PARTNERS LLC
/s/ Thomas A. Frei Title: Managing Director

QuickLinks

  Exhibit 10.1
MUTUAL RELEASE AND SETTLEMENT AGREEMENT
RECITALS
AGREEMENT